UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

CERIDIAN CORPORATION
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY GOVERNANCE RECOMMENDS THAT CERIDIAN STOCKHOLDERS VOTE FOR
CERIDIAN NOMINEES

PROXY Governance Also Recommends Stockholders Vote For $36 Per Share Transaction

MINNEAPOLIS, MN – September 07, 2007 – Ceridian Corporation (NYSE: CEN) today announced that PROXY Governance, Inc., a leading independent voting advisory service, has recommended that Ceridian stockholders use the WHITE proxy card to vote FOR Ceridian’s Board nominees at the Annual Meeting of Stockholders on September 12, 2007.

PROXY Governance, Inc. also recommended that Ceridian stockholders vote FOR the proposed merger with affiliates of Thomas H. Lee Partners, L.P. and Fidelity National Financial, Inc. (NYSE: FNF). Under the merger agreement, Ceridian stockholders will receive $36 per share in cash for each share of common stock they hold.

In recommending that Ceridian stockholders vote FOR Ceridian’s director nominees and the proposed merger, PROXY Governance, Inc. stated:

“We recognize that the offer is fully financed, that it represents a fair premium to shareholders based on unaffected stock prices and the opinion of equity analysts, and is supported by the company’s largest shareholder, dissident Pershing Square.

[W]e do note that much of Pershing Square’s announced plan appears to consist of items that Ceridian has either (1) already announced and begun to execute as part of its own plan, or (2) considered and dismissed as not beneficial to shareholders.

Other items in Pershing Square’s plan also appear to have been taken out of Ceridian’s playbook.

[W]e believe that replacing the entire board could pose some risk to the completion of the merger…[W]e note that there has been considerable animosity between the dissident and management over the past year. We believe that turning the board over to the dissident at precisely the time when it needs to work closely with management and the buyers to quickly seal this deal would inevitably require, at the very least, more time than would simply leaving the matter in the hands of the current board. Given the uncertainties in the credit market, we believe additional time equates to additional risk.

In the event of a failed merger, we also believe that the current board has presented a turnaround plan that is more detailed than that of the dissident, and has installed a management team focused on execution of that plan.”*

Ceridian’s Board of Directors urges all stockholders to follow PROXY Governance, Inc.’s recommendation and vote today FOR the Board’s director nominees and FOR the $36 per share transaction. To vote in favor of these two proposals, stockholders should sign, date and return Ceridian’s WHITE proxy card. Ceridian stockholders are reminded that their vote is important. Stockholders may be able to vote their shares by telephone or by the Internet, and are advised that if they have any questions or need any assistance in voting their shares, they should contact Ceridian’s proxy solicitor, MacKenzie Partners, Inc. toll-free at 1-800-322-2885.

* Permission to use quotation(s) from the PROXY Governance, Inc. report was neither sought nor obtained.

ABOUT CERIDIAN

Ceridian Corporation (www.ceridian.com) is a business services company that helps its customers maximize the power of their people, lower their costs and focus on what they do best. The Company serves businesses and employees in the United States, Canada and Europe. Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and Employee Assistance Program (EAP) and work-life solutions. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with its 2007 annual meeting of stockholders, Ceridian has filed a proxy statement, White Proxy Card and other materials with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT CERIDIAN AND THE MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING. Investors may contact MacKenzie Partners, Inc., Ceridian’s proxy advisor for the 2007 annual meeting, at 800-322-2885 or by email at ceridianproxy@mackenziepartners.com. Investors may also obtain a free copy of the proxy statement and other relevant documents as well as other materials filed with the SEC concerning Ceridian at the SEC's website at http://www.sec.gov. Free copies of Ceridian's SEC filings are also available on Ceridian's website at http://www.ceridian.com. These materials and other documents may also be obtained for free from: Ceridian Corporation, 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425, Attn: Investor Relations.

PARTICIPANTS IN THE SOLICITATION

Ceridian and its officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Ceridian's stockholders with respect to the matters to be considered at Ceridian's 2007 annual meeting. Information regarding the officers and directors of Ceridian and potential participants in the solicitation is included in Ceridian’s definitive proxy statement filed with the SEC on July 31, 2007, its Annual Report on Form 10-K/A for the year ended December 31, 2006 filed with the SEC on April 30, 2007 and on Ceridian's website at http://www.ceridian.com.

CONTACTS:

Pete Stoddart, Director of Public Relations
952-853-4278

Craig Manson, Vice President of Investor Relations
952-853-6022

Tim Lynch
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449